                        STOCK PURCHASE AND SALE AGREEMENT

         THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") entered into on January 20, 2003 between Mellon Ventures, L.P., a Delaware limited partnership ("Mellon"), and Tandem PCS Investments, L.P., a Delaware limited partnership ("Tandem").

                                    RECITALS

A. Pursuant to Section 6(a) of the Series B Convertible Preferred Stock Certificate of Designation of the Company, each of Mellon and Tandem (i) has provided to AirNet Communications Corporation (the "Company") notice, in a letter dated as of the date hereof addressed to the Company, of its election to convert and exchange the 318,471.33 shares of Series B Convertible Preferred Stock, $.01 par value ("Series B Preferred Stock"), of the Company that it holds into 6,369,427 shares of the Company's common stock, $.001 par value (the "Common Stock") and (ii) has agreed to deposit the certificate representing the Series B Preferred Stock in escrow pursuant to an Escrow Agreement among the Company, Mellon, Tandem, SCP Private Equity Partners II, L.P. ("SCP") and Edwards & Angell, LLP, as escrow agent, dated as of the date hereof.

B. TECORE, Inc. and SCP, or affiliates thereof, are contemplating a joint financing of the Company in an amount of at least U.S.$16,000,000.00 (the "Proposed Transaction").

C. Contemporaneously with the closing of the Proposed Transaction (the "Closing"), Tandem has agreed to sell to Mellon, and Mellon has agreed to purchase from Tandem, all the shares of Common Stock then held by Tandem for an aggregate purchase price of U.S.$500,000.00 (the "Purchase Price").

                                    AGREEMENT

         In consideration of the premises and the mutual agreements and covenants herein contained, the parties hereby agree as follows:

1. At the Closing, Tandem shall sell to Mellon, and Mellon shall purchase from Tandem, all of Tandem's Common Stock.

2. The consideration for the purchase and sale of the Common Stock shall be the Purchase Price, which Mellon shall convey to Tandem in the form of a banker's check payable to the order of Tandem or such other person or persons designated by Tandem in a writing addressed to Mellon, or a wire transfer into an account that Tandem shall designate in writing.
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3. Power of Attorney

         (a) Tandem hereby irrevocably appoints Stuart P. Dawley, the Company's Secretary ("Dawley"), acting alone, its true and lawful attorney, with full power of substitution for Tandem and in its name, place and stead to do all acts and enter into all transactions that he shall deem necessary or proper to convey, assign and transfer the Common Stock to Mellon (the "Transfer"), including without limitation to execute, acknowledge and deliver a stock power and/or all other documents in connection with such Transfer to the Company and to do all other acts which may be necessary or proper in connection with such Transfer or for carrying out any power incidental thereto.

         (b) Tandem hereby gives Dawley, as its lawfully designated attorney, full power and authority to do every necessary or proper act that any of its employees, agents or representatives might or could do if personally present at the time of the Transfer, hereby ratifying and confirming all Dawley shall lawfully do or cause to be done by virtue of this power of attorney in connection with such Transfer.

4. This Agreement shall be null and void if the Closing does not occur by 5:00 p.m. EST, Wednesday, April 30, 2003.

5. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to its conflicts of law rules).

6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7. Tax Consequences. This Agreement and the transactions contemplated in connection herewith are intended to represent a "recapitalization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended. The parties agree that they will report the transaction accordingly.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a document under seal by their duly authorized officers as of the day and year first above written.

                                            MELLON VENTURES, L.P.

                                            By:  MVMA, L.P.
                                            Its: General Partner

                                            By:  MVMA, Inc.
                                            Its: General Partner

                                            By: /s/ Paul D. Cohn
                                                -------------------------
                                            Name:  Paul D. Cohn
                                            Title: Partner


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                                            TANDEM PCS INVESTMENTS, L.P.

                                            By:  Live Cycles Holding Co.
                                            Its: General Partner

                                            By: /s/ Andre Bourbonnais
                                                -------------------------
                                            Name:  Andre Bourbonnais
                                            Title: President

                                            By:  /s/ Martin Safard
                                                -------------------------
                                            Name:  Martin Safard
                                            Title: Vice-President


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